Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward (877) 847-0009

Constellation Energy Partners’ Board of Managers

Approves Plan of Conversion to a Limited Partnership

HOUSTON--(BUSINESS WIRE)--Aug. 28, 2014--Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that its board of managers has approved a plan of conversion pursuant to which the company would convert from a Delaware limited liability company to a Delaware limited partnership named Sanchez Production Partners LP (“Sanchez LP”).  In connection with the conversion, an affiliate of Sanchez Oil & Gas Corporation (“SOG”) would become the general partner of the resulting limited partnership.

“SOG has demonstrated its commitment to being our sponsor,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Transferring control over our operations to a general partner affiliated with SOG is a logical step in our business relationship and evolution as a company.  As a result of the conversion, we anticipate that we would be better positioned to cooperate with SOG and its affiliates in prospective business acquisitions and combinations.  The limited partnership structure is also the more traditional organizational structure for a business like ours which, together with our efforts to restore a distribution, should position the company to be a more attractive investment alternative.”

Further approval of the plan of conversion is required by the company’s unitholders.  The company anticipates seeking that approval by December 31, 2014.

Further Information

A proxy statement/prospectus containing detailed information relating to the plan of conversion will be sent to the company’s unitholders following the Securities and Exchange Commission (“SEC”) declaring effective a registration statement relating to the Sanchez LP common units, of which such proxy statement/prospectus is a part.  This press release is neither an offer to sell nor a solicitation of an offer to buy any common units or other securities.

About Constellation Energy Partners LLC

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.